EXHIBIT 24.(b)(4)(vi)

               SPOUSAL GUARANTEED MINIMUM WITHDRAWAL BENEFIT RIDER

THIS RIDER IS EFFECTIVE ON THE RIDER DATE. ELECTION OF THIS RIDER IS IRREVOCABLE AND MAY ONLY BE TERMINATED AS PROVIDED IN THE TERMINATION PROVISION BELOW. EXCEPT WHERE THIS RIDER PROVIDES OTHERWISE, IT IS A PART OF, AND SUBJECT TO, THE OTHER TERMS AND CONDITIONS OF THE CONTRACT TO WHICH IT IS ATTACHED. IF THIS RIDER IS ADDED TO A PREVIOUSLY ISSUED CONTRACT, IT REPLACES AND SUPERCEDES ANY OTHER PREVIOUSLY ISSUED GUARANTEED MINIMUM WITHDRAWAL BENEFIT RIDER TO THE CONTRACT.

SPECIFICATIONS

ADDITIONAL PAYMENT LIMIT:       $100,000

BONUS PERIOD:                   First 10 Contract Years after the Rider Date or
                                most recent Step-Up, but not later than the oldest Annuitant's attained age 95.

BONUS PERCENTAGE:               Determined On
                                Contract Anniversaries   Bonus Percentage is
                                ----------------------   -------------------
                                During the first 10              7%
                                Contract Years after
                                the Rider Date or most
                                recent Step-up

COVERED PERSONS:                John Doe
                                Jane Doe

HIGHEST PERIODIC CONTRACT       The highest of the Quarterly Contract Values
VALUE                           determined during the one-year period that ends
                                on the current Contract Anniversary. The
                                Quarterly Contract Value is the Contract Value on a Quarterly Contract Anniversary increased by Additional Payments and reduced Proportionately by Excess Withdrawals subsequent to the Quarterly Contract Anniversary and on or prior to the current Contract Anniversary.

LIFETIME INCOME DATE:           MM/DD/YYYY will be the later of the rider date
                                or the anniversary before age 59 1/2

LIFETIME INCOME PERCENTAGE:     Youngest Covered
                                Person's Age
                                at Contract
                                Anniversary prior to
                                Withdrawal               Percentage
                                --------------------     ----------
                                58 1/2 and over          4.75%

MAXIMUM BENEFIT BASE:           $5,000,000

MAXIMUM RIDER FEE PERCENTAGE:   1.20%

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MAXIMUM STEP-UP DATE            Contract Anniversary following the Annuitant's
                                95th birthday.

[SEMI-ANNUAL] CONTRACT          Each 3 month anniversary of the Contract Date.
ANNIVERSARY                     If the Quarterly Contract Anniversary would be
                                the 29th, 30th or 31st of a month without those dates, it will occur on the 1st of the following month.

RIDER DATE:                     MM/DD/YYYY

RIDER FEE PERCENTAGE:           0.75%

RIDER FEE GUARANTEE PERIOD      End of the 1st Contract Year.

TARGET DATE                     Target Date: The later of (a) the 10th
AND                             Contract Anniversary after the Rider Date or (b)
TARGET AMOUNT                   the Contract Anniversary after the youngest
                                Covered Person's attained age 69.

                                The Target Amount is the greater of

                                1. the highest Target Value for each Quarterly Contract Anniversary beginning on the Rider Date and up to and including the Contract Anniversary on or after the youngest Covered Person's attained age 59. The Target Value is 200% of the Contract Value on a Quarterly Contract Anniversary. This amount is increased by Additional Payments and reduced Proportionately by Withdrawals subsequent to the Quarterly Contract Anniversary and on or prior to the Target Date.

                                     and

                                2. 200% multiplied by the Payments applied to the Benefit Base during the 1st Contract Year(s) following the Rider Date plus 100% multiplied by the Payments applied to the Benefit Base in Contract Years 2 and later following the Rider Date. This amount is reduced Proportionately by Withdrawals, in the order they occur, prior to the Target Date.

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DEFINITIONS

The following definitions are applicable to this Rider only:

BENEFIT BASE                    The Benefit Base is the total amount used for
                                purposes of calculating future periodic
                                withdrawals under this Rider. The Benefit Base cannot be withdrawn in a lump sum and will not exceed the Maximum Benefit Base shown in the Specifications above.

COVERED PERSONS                 The Covered Persons are named in the
                                Specifications above. The Covered Persons must be spouses and Co-Owners of the Contract or one spouse must be the Owner (or Annuitant, if the Owner is a non-natural person) and the other spouse must be the sole primary Beneficiary. A spouse must qualify as a "spouse" under federal law in order to be a Covered Person. A Covered
                                Person who is removed as Owner, Annuitant or Beneficiary of the Contract, will no longer be a Covered Person. An Owner, Annuitant or
                                Beneficiary named after the Rider Date will not be a Covered Person under this Rider.

EXCESS WITHDRAWAL               The Excess Withdrawal is any Withdrawal prior to
                                the Lifetime Income Date or any Withdrawal after the Lifetime Income Date that exceeds the LIA or causes the total of all Withdrawals during the Contract Year to exceed the LIA.

LIFETIME INCOME AMOUNT (LIA)    The Lifetime Income Amount is the amount that is
                                guaranteed to be available each Contract Year for withdrawal during the life of either Covered
                                Person while this Rider is in effect. The LIA reduces to zero upon the death of the last
                                Covered Person or upon a change in Owner, Beneficiary or Annuitant that removes the last
                                Covered Person from the Contract as an Owner, Beneficiary or Annuitant.

LIFETIME INCOME DATE            The Lifetime Income Date is the earliest date on
                                which the initial LIA is calculated. This date is shown in the Specifications above.

PROPORTIONATELY                 Proportionately means a Withdrawal reduces the
                                benefit in the same proportion as the amount of the Withdrawal divided by the Contract Value prior to the Withdrawal.

WITHDRAWALS                     The amount withdrawn, including any applicable
                                Withdrawal Charges.

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GUARANTEED MINIMUM WITHDRAWAL BENEFIT

This benefit guarantees that each Contract Year during the life of either Covered Person after the Lifetime Income Date, you may take Withdrawals up to an amount equal to the LIA, even if your Contract Value reduces to zero. The LIA is described below in the "Calculation of Lifetime Income Amount (LIA)" provision.

EFFECT OF THIS BENEFIT ON CONTRACT

All Withdrawals under this Rider will reduce your Contract Value on a dollar-for-dollar basis. The Death Benefit provided by the Contract is also reduced by Withdrawals under this Rider. Withdrawals will reduce the Death Benefit as described in the Contract or any applicable Death Benefit rider.

ADDITIONAL PAYMENT LIMITS

The following limits on Additional Payments are in addition to any Payment limitations described in your Contract.

No Additional Payment will be accepted without our prior approval on or after the first Contract Anniversary following the Rider Date that either:

      (a) exceeds the Additional Payment Limit, shown in the Specifications above or

      (b) causes the total of all Additional Payments received since the first Contract Anniversary following the Rider Date to exceed such Additional Payment Limit.

Notwithstanding the above, we reserve the right to refuse to accept Additional Payments at any time after the first Contract Anniversary following the Rider Date.

CALCULATION OF BENEFIT BASE

If this Rider is issued on the Contract Date, the initial Benefit Base equals the amount of your initial Payment(s) to the Contract.

If you add this Rider after the Contract Date but prior to the first Contract Anniversary, then we will calculate the Benefit Base as if this Rider had been issued on the Contract Date.

If you add this Rider on or after the first Contract Anniversary then the initial Benefit Base equals the Contract Value on the Rider Date.

The Benefit Base may increase as a result of Additional Payments, Bonuses, Step-Ups, or a Target Amount Adjustment and may decrease as a result of Withdrawals as described below. In no event will the Benefit Base exceed the Maximum Benefit Base shown in the Specifications above.

ADDITIONAL PAYMENTS

Each time an Additional Payment is received prior to the Lifetime Income Date, the Benefit Base will increase by the amount of that Additional Payment. After the Lifetime Income Date, an increase to the Benefit Base due to an Additional Payment is determined as follows:

      (a) If there have been no Additional Payments, Step-Ups or decreases in Benefit Base since the Lifetime Income Date, then all Withdrawals since the Lifetime Income Date will be deducted from the Additional Payment. Any Additional Payment remaining after that deduction will be applied to the Benefit Base.

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      (b) If the Benefit Base has been adjusted due to Additional Payments, Step-Ups or Withdrawals, then the current Additional Payment will be reduced by Withdrawals less the amount of Additional Payments that have not adjusted the Benefit Base. The Withdrawals and Additional Payments that have not adjusted the Benefit Base are determined beginning with the most recent (i) increase in Benefit Base by an Additional Payment, or (ii) Step-Up, or (iii) decrease due to a Withdrawal. Any amount of the current Additional Payment remaining after the reduction will be applied to the Benefit Base.

BONUS

On each Contract Anniversary during the Bonus Period, we will determine the Bonus payable if no Withdrawals are taken during the Contract Year that begins on that anniversary. The Bonus is equal to the Bonus Percentage for that Contract Anniversary as shown in the Specifications multiplied by:

      (a) total Payments applied to the Benefit Base, if this Rider is issued on the Contract Date, or

      (b) the initial Benefit Base, increased by the Payments applied to the Benefit Base (as described in the "Additional Payments" provision in this section) since the Rider Date, if this Rider is added after the Contract Date.

If however, the Benefit Base was previously Stepped-Up (as described below in the "Step-Up" provision) and/or decreased (as described below in the "Effect of Withdrawals" provisions), then the Bonus will equal the Bonus Percentage multiplied by the Benefit Base on the date of the latest Step-Up or decrease, increased by any Payments applied to the Benefit Base since such date.

If any Payments are applied to the Benefit Base during the Contract Year, the Bonus will be increased by the Bonus Percentage multiplied by the amount of the Payment applied to the Benefit Base.

If there are no Withdrawals during the Contract Year, the Bonus will be added to the Benefit Base on the immediately-following Contract Anniversary.

STEP-UP

On each Contract Anniversary up to and including the Maximum Step-Up Date, we will compare the Benefit Base, including any Bonus payable on that date, to the Highest Periodic Contract Value for the one-year period ending on that Contract Anniversary. If the Highest Periodic Contract Value is greater, we will automatically Step-Up the Benefit Base to equal to the Highest Periodic Contract Value.

If the Rider Fee Percentage would increase as a result of a Step-Up as described below in the "Rider Fee" provision, you will receive advance notice of the increase in the Rider Fee Percentage and be given the opportunity to decline the automatic Step-Up. If we increase the fee and you decline an automatic Step-Up, you will have the option to elect to Step-Up within 30 days following any subsequent Contract Anniversary if the Highest Periodic Contract Value exceeds the Benefit Base. This election will resume automatic Step-Ups.

TARGET AMOUNT ADJUSTMENT

On the Target Date(s) shown in the Specifications, the Benefit Base will equal the greater of the Benefit Base including any Bonus or Step-Up, or the Target Amount shown in the Specifications above. If this Rider is issued after the first Contract Anniversary, the Contract Value on the Rider Date will be treated as a Payment for purposes of the Target Amount.

EFFECT OF WITHDRAWALS PRIOR TO THE LIFETIME INCOME DATE

Any Withdrawals prior to the Lifetime Income Date will decrease the Benefit Base Proportionately. (See the definition of "Proportionately" in the "Definitions" section.)

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Notwithstanding the Withdrawal discussion above, the Benefit Base will decrease by the amount of the Withdrawal when all Withdrawals during the Contract Year are Life Expectancy Distributions elected under an automatic distribution program, provided by us, even if such Life Expectancy Distributions exceed the LIA for the Contract Year. (See the "Life Expectancy Distributions" provision.)

EFFECT OF WITHDRAWALS ON OR AFTER THE LIFETIME INCOME DATE

Any Withdrawals on or after the Lifetime Income Date, will not reduce the Benefit Base if total Withdrawals during a Contract Year are less than or equal to the LIA. All Excess Withdrawals during a Contract Year will reduce the Benefit Base Proportionately.

Notwithstanding the Withdrawal discussions above, a decrease of the Benefit Base will not result when all Withdrawals during the Contract Year are Life Expectancy Distributions elected under an automatic distribution program, provided by us, even if such Life Expectancy Distributions exceed the LIA for the Contract Year. (See the "Life Expectancy Distributions" provision.)

CALCULATION OF LIFETIME INCOME AMOUNT (LIA)

The initial LIA is equal to the Lifetime Income Percentage multiplied by the Benefit Base on the later of: (a) the Rider Date or (b) the Lifetime Income Date (see "Calculation of Benefit Base" provision above). The LIA will not be determined before the Lifetime Income Date.

Each time the Benefit Base is changed after the Lifetime Income Date, then the new LIA will equal the Lifetime Income Percentage multiplied by the new Benefit Base.

LIFE EXPECTANCY DISTRIBUTIONS

For purposes of this Rider, Life Expectancy Distributions are distributions within a calendar year that:

      (a) are part of a series of substantially equal periodic payments over the Owner's Life Expectancy (or, if applicable, the joint Life Expectancy of the Owner and the Owner's spouse); and

      (b)   are paid to the Owner:

                  (i) pursuant to Internal Revenue Code ("Code") Section 72(q)(2)(D) upon the request of the Owner ("Pre-59 1/2 Distributions"); or

                  (ii) pursuant to Code Section 72(s)(2) upon the request of the Owner ("Non-Qualified Death Benefit Stretch Distributions"); and

      (c) are the Contract's proportional share of all such distributions as determined by the Company and based on the Company's understanding of the Code.

For purposes of this "Life Expectancy Distributions" provision, references to Owner also include the Beneficiary, as applicable.

We reserve the right to make any changes necessary to comply with the Code and Treasury Regulations.

SETTLEMENT PHASE

When the Rider enters its Settlement Phase, the Contract will continue but all other rights and benefits under the Contract, including death benefits, will terminate and additional Payments will not be accepted. The Rider Fee will not be deducted during the Rider's Settlement Phase.

The Rider will enter its Settlement Phase if the Contract Value reduces to zero, Withdrawals during the Contract Year do not exceed the LIA but the Benefit Base is still greater than zero. You will automatically receive settlement payments each Contract Year equal to the LIA during the life of either

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Covered Person. If the Settlement Phase is entered prior to the Lifetime Income Date, then settlement payments will begin on or after the Lifetime Income Date.

The settlement payments will be paid no less frequently than annually.

If the last Covered Person dies during the Settlement Phase, then this Rider terminates and no additional settlement payments will be paid.

EFFECT OF PAYMENT OF DEATH BENEFIT

If the last Covered Person dies while this Rider is in effect, this Rider terminates and no further benefits are paid under this Rider.

RIDER FEE

To compensate us for assuming risks associated with this Rider, we charge an annual Rider Fee. The Rider Fee is deducted on each Contract Anniversary. The Rider Fee is withdrawn from each Investment Option in the same proportion that the value of Investment Accounts of each Investment Option bears to the Contract Value. The amount of the Rider Fee is equal to the Rider Fee Percentage, shown in the Specifications above, multiplied by the "Adjusted Benefit Base." The Adjusted Benefit Base is the Benefit Base that was available on the prior Contract Anniversary adjusted for subsequent Payments applied to the Benefit Base during the Contract Year prior to the current Contract Anniversary.

If an Excess Withdrawal is taken on any date other than the Contract Anniversary and such Withdrawal reduces the Contract Value to zero, we will deduct a pro rata share of the Rider Fee from the amount otherwise payable. In the case of such a total Withdrawal, a pro rata share of the Rider Fee is equal to the Rider Fee Percentage, shown in the Specifications above, multiplied by the Adjusted Benefit Base, defined above, and then multiplied by the number of days that have elapsed since the previous Contract Anniversary and divided by 365. For purposes of determining the Rider Fee, a total Withdrawal will be deemed to have been taken on the date the Death Benefit is determined and once an Annuity Option has been elected. The Rider Fee will not be deducted during the Rider's Settlement Phase. The Rider Fee will not be deducted after the Maturity Date if an Annuity Option has commenced.

If the Beneficiary does not take the Death Benefit as a lump sum under the terms of the Contract and the Rider continues, the Rider Fee will continue.

The initial Rider Fee Percentage is shown in the Specifications above. We reserve the right to increase the Rider Fee Percentage on the effective date of each Step-Up after the Rider Fee Guarantee Period in the Specifications. The Rider Fee Percentage will never exceed the Maximum Rider Fee Percentage, shown in the Specifications above.

INVESTMENT OPTIONS

We reserve the right to restrict Investment Options at any time. If an Investment Option is restricted, no transfers into the restricted Investment Options will be allowed and no Payments may be allocated to the restricted Investment Options after the date of the restriction. Any amounts previously allocated to an Investment Option that is subsequently restricted will be unaffected by such restrictions.

We also reserve the right to limit the actual percentages allocated to certain Investment Options, to require that certain Investment Options be chosen in conjunction with other Investment Options, to limit

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transfers between existing Investment Options and/or to require periodic rebalancing of existing variable Investment Accounts to the required percentages.

TERMINATION

This rider will terminate upon the earlier of:

      (a) the date of the first Covered Person's death and the Beneficiary takes the Death Benefit as a lump sum under the terms of the Contract; or

      (b)   the date of the last Covered Person's death; or

      (c)   the date an Annuity Option commences; or

      (d) the date the Contract Value, the Benefit Base and the LIA all equal zero; or

      (e)   the date there is no longer a Covered Person under this Rider; or

      (f)   termination of the Contract.

ALTERNATE ANNUITY OPTIONS

In addition to the Annuity Options provided by your Contract, we offer the following Alternate Annuity Options on or after the later of the oldest Annuitant's 90th birthday or the 10th Contract Anniversary. We reserve the right to revise the availability of these options to comply with state laws and regulations or with federal Code or Treasury regulations.

JOINT LIA WITH CASH REFUND: This option is available if both Covered Persons remain under the Rider and they are the Annuitant and Co-Annuitant at election of this option. If you elect this option, we will make payments during the joint lifetime of the Annuitant and Co-Annuitant. Payments will then continue during the remaining lifetime of the survivor. After the death of the surviving Annuitant, we will pay the Beneficiary a lump sum amount equal to the excess, if any, of the Contract Value at the election of this option over the sum of the annuity payments made under this option.

The annual amount of the annuity payments will equal the greater of

      (a) the Lifetime Income Amount provided by this Guaranteed Minimum Withdrawal Benefit, if any, or

      (b) the annual amount determined by applying the Contract Value to a Cash Refund Joint Life Annuity Option on the guaranteed basis provided under the Contract. The Cash Refund Amount is the excess, if any, of the Contract Value at the Maturity Date over the sum of the annuity payments.

LIA WITH CASH REFUND: This option is available if only one Covered Person remains under the Rider and the Covered Person is the Annuitant. If you elect this option, we will make payments during the lifetime of the Annuitant. After the death of the Annuitant, we will pay the Beneficiary a lump sum amount equal to the excess, if any, of the Contract Value at the election of this option over the sum of the annuity payments made under this option.

The annual amount of the annuity payments will equal the greater of

      (a) the Lifetime Income Amount provided by this Guaranteed Minimum Withdrawal Benefit, if any, or

      (b) the annual amount determined by applying the Contract Value to a Cash Refund Annuity Option on the guaranteed basis provided under the Contract. The Cash Refund Amount is the excess, if any, of the Contract Value at the Maturity Date over the sum of the annuity payments.

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MISCELLANEOUS

Except as modified by this Rider, the provisions of the Contract also apply to this Rider.

JOHN HANCOCK LIFE INSURANCE COMPANY (U.S.A.)

/s/ Emanuel Alves

   [Secretary]

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